EXHIBIT 99.2

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Columbia Banking System, Inc.
Tacoma, Washington

We have audited the accompanying consolidated balance sheets of Columbia Banking System, Inc. and its subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Columbia Banking Systems, Inc. and its subsidiaries as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 5, 2008 expressed an unqualified opinion on the Company’s internal control over financial reporting.

    As discussed in Note 19 to the consolidated financial statements, the accompanying 2007 consolidated financial statements have been retrospectively adjusted for the inclusion of the Bank of Astoria segment into the retail banking segment of Columbia Bank, effective April 1, 2008.

Seattle, Washington
March 5, 2008
(October 15, 2008 as to Note 19)

COLUMBIA BANKING SYSTEM, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Years ended December 31,
	2007	2006	2005
	(in thousands except per share)
Interest Income
Loans	$156,253	$123,998	$99,535
Taxable securities	18,614	20,018	18,135
Tax-exempt securities	7,923	7,042	4,452
Federal funds sold and deposits with banks	1,427	617	85
Total interest income	184,217	151,675	122,207
Interest Expense
Deposits	59,930	40,838	25,983
Federal Home Loan Bank advances	11,065	10,944	3,515
Long-term obligations	2,177	1,992	1,583
Other borrowings	2,225	138	214
Total interest expense	75,397	53,912	31,295
Net Interest Income	108,820	97,763	90,912
Provision for loan and lease losses	3,605	2,065	1,520
Net interest income after provision for loan and lease losses	105,215	95,698	89,392
Noninterest Income
Service charges and other fees	13,498	11,651	11,310
Merchant services fees	8,373	8,314	8,480
Gain on sale of investment securities, net	—	36	6
Bank owned life insurance (“BOLI”)	1,886	1,687	1,577
Other	3,991	2,984	3,413
Total noninterest income	27,748	24,672	24,786
Noninterest Expense
Compensation and employee benefits	46,703	38,769	37,285
Occupancy	12,322	10,760	10,107
Merchant processing	3,470	3,361	3,258
Advertising and promotion	2,391	2,582	1,978
Data processing	2,564	2,314	2,904
Legal and professional services	4,912	2,099	3,503
Taxes, licenses and fees	2,882	2,499	2,018
Net (gain) cost of other real estate owned	5	(11)	(8)
Other	13,580	13,761	11,810
Total noninterest expense	88,829	76,134	72,855
Income before income taxes	44,134	44,236	41,323
Provision for income taxes	11,753	12,133	11,692
Net Income	$32,381	$32,103	$29,631
Net Income Per Common Share:
Basic	$1.93	$2.01	$1.89
Diluted	$1.91	$1.99	$1.87
Dividends paid per common share	$0.66	$0.57	$0.39
Average number of common shares outstanding	16,802	15,946	15,708
Average number of diluted common shares outstanding	16,972	16,148	15,885

See accompanying notes to the Consolidated Financial Statements.

COLUMBIA BANKING SYSTEM, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(in thousands)
ASSETS
Cash and due from banks	$82,735	$76,365
Interest-earning deposits with banks	11,240	13,979
Federal funds sold	—	14,000
Total cash and cash equivalents	93,975	104,344
Securities available for sale at fair value (amortized cost of $558,685 and $598,703, respectively)	561,366	592,858
Securities held to maturity (fair value of $0 and $1,871, respectively)	—	1,822
Federal Home Loan Bank stock at cost	11,607	10,453
Loans held for sale	4,482	933
Loans, net of deferred loan fees of ($3,931) and ($2,940), respectively	2,282,728	1,708,962
Less: allowance for loan and lease losses	26,599	20,182
Loans, net	2,256,129	1,688,780
Interest receivable	14,622	12,549
Premises and equipment, net	56,122	44,635
Other real estate owned	181	—
Goodwill	96,011	29,723
Other	84,218	67,034
Total Assets	$3,178,713	$2,553,131
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$468,237	$432,293
Interest-bearing	2,029,824	1,591,058
Total deposits	2,498,061	2,023,351
Short–term borrowings:
Federal Home Loan Bank advances	257,670	205,800
Securities sold under agreements to repurchase	—	20,000
Other borrowings	5,061	198
Total short-term borrowings	262,731	225,998
Long-term subordinated debt	25,519	22,378
Other liabilities	50,671	29,057
Total liabilities	2,836,982	2,300,784
Commitments and contingent liabilities
Shareholders’ equity:
Preferred stock (no par value)
Authorized, 2 million shares; none outstanding	—	—

	December 31,
	2007	2006
Common stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	17,953	16,060	226,550	166,763
Retained earnings			110,169	89,037
Accumulated other comprehensive income (loss)			5,012	(3,453)
Total shareholders’ equity			341,731	252,347
Total Liabilities and Shareholders’ Equity			$3,178,713	$2,553,131

See accompanying notes to Consolidated Financial Statements.

COLUMBIA BANKING SYSTEM, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common stock		Retained Earnings	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Number of Shares	Amount
	(in thousands)
Balance at January 1, 2005	15,594	$159,693	$42,552	$—	$909	$203,154
Comprehensive income:
Net income	—	—	29,631	—	—	29,631
Other comprehensive loss, net of tax:
Net unrealized loss from securities, net of reclassification adjustments	—	—	—	—	(3,691)	(3,691)
Total comprehensive income						25,940
Issuance of stock under stock option and other plans	221	2,208	—	—	—	2,208
Issuance of stock under restricted stock plan	16	389	—	(389)	—	—
Amortization of deferred compensation restricted stock	—	—	—	297	—	297
Tax benefit associated with stock options	—	775	—	—	—	775
Cash dividends paid on common stock	—	—	(6,132)	—	—	(6,132)
Balance at December 31, 2005	15,831	163,065	66,051	(92)	(2,782)	226,242
Comprehensive income:
Net income	—	—	32,103	—	—	32,103
Other comprehensive income (loss), net of tax:
Net unrealized loss from securities, net of reclassification adjustments	—	—	—	—	(1,032)	(1,032)
Net unrealized gain from cash flow hedging instruments	—	—	—	—	361	361
Total comprehensive income						31,432
Transition adjustment related to adoption of SFAS 123(R)	—	(92)	—	92	—	—
Issuance of stock under stock option and other plans	148	2,090	—	—	—	2,090
Stock award compensation expense	81	567	—	—	—	567
Stock option compensation expense	—	226	—	—	—	226
Tax benefit associated with stock options	—	907	—	—	—	907
Cash dividends paid on common stock	—	—	(9,117)	—	—	(9,117)
Balance at December 31, 2006	16,060	166,763	89,037	—	(3,453)	252,347
Comprehensive income:
Net income	—	—	32,381	—	—	32,381
Other comprehensive income, net of tax:
Net unrealized gain from securities, net of reclassification adjustments	—	—	—	—	5,540	5,540
Net unrealized gain from cash flow hedging instruments	—	—	—	—	2,925	2,925
Total comprehensive income						40,846
Purchase and retirement of common stock	(65)	(2,121)	—	—	—	(2,121)
Acquisitions:
Shares issued to the shareholders of Mountain Bank Holding Company	993	30,327	—	—	—	30,327
Converted Mountain Bank Holding Company stock options	—	1,325	—	—	—	1,325
Shares issued to the shareholders of Town Center Bancorp	705	23,869	—	—	—	23,869
Converted Town Center Bancorp stock options	—	1,598	—	—	—	1,598
Issuance of stock under stock option and other plans	193	2,836	—	—	—	2,836
Stock award compensation expense	67	813	—	—	—	813
Stock option compensation expense	—	161	—	—	—	161
Tax benefit associated with exercise of stock options	—	979	—	—	—	979
Cash dividends paid on common stock	—	—	(11,249)	—	—	(11,249)
Balance at December 31, 2007	17,953	$226,550	$110,169	$—	$5,012	$341,731

See accompanying notes to Consolidated Financial Statements.

COLUMBIA BANKING SYSTEM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2007	2006	2005
	(in thousands)
Cash Flows From Operating Activities
Net income	$32,381	$32,103	$29,631
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	3,605	2,065	1,520
Deferred income tax benefit	(2,607)	(1,988)	(1,244)
Tax benefit associated with stock options	—	—	775
Excess tax benefit from stock-based compensation	(71)	(117)	—
Stock-based compensation expense	974	793	297
Gain on sale of investment securities	—	(36)	(6)
Gain on sale of other real estate owned and other personal property owned	—	(11)	(8)
Depreciation, amortization & accretion	6,685	7,713	8,927
Net realized gain on sale of assets	(216)	(306)	(215)
Stock dividends from Federal Home Loan Bank stock	—	—	(43)
Net change in:
Loans held for sale	(3,084)	917	4,169
Interest receivable	(404)	(878)	(2,089)
Interest payable	6,014	744	624
Other assets	2,945	(4,766)	(1,032)
Other liabilities	5,285	2,918	2,706
Net cash provided by operating activities	51,507	39,151	44,012
Cash Flows From Investing Activities
Purchase of securities available for sale	(3,742)	(177,797)	(32,969)
Proceeds from sale of securities available for sale	29,867	43,099	19,643
Proceeds from principal repayments and maturities of securities available for sale	48,646	110,144	58,144
Proceeds from maturities of securities held to maturity	578	703	578
Proceeds from sale of Federal Home Loan Bank and Federal Reserve Bank stock	310	—	2,917
Purchase of Federal Home Loan Bank stock	—	—	(2,566)
Loans originated and acquired, net of principal collected	(288,099)	(147,040)	(204,513)
Purchases of premises and equipment	(5,591)	(4,455)	(4,751)
Proceeds from disposal of premises and equipment	216	126	780
Acquisition of Mt. Rainier and Town Center, net of cash acquired	(32,356)	—	—
Proceeds from sale of other real estate owned and other personal property owned	—	29	1,003
Net cash used in investing activities	(250,171)	(175,191)	(161,734)
Cash Flows From Financing Activities
Net increase in deposits	170,025	17,862	142,607
Net increase in other borrowings	4,863	17,626	—
Net decrease in repurchase agreement borrowings	(20,000)	—	—
Proceeds from Federal Home Loan Bank advances	2,992,548	2,873,249	1,163,630
Repayment of Federal Home Loan Bank advances	(2,948,678)	(2,761,849)	(1,137,930)
Cash dividends paid on common stock	(11,249)	(9,117)	(6,132)
Proceeds from issuance of common stock, net	2,836	2,090	2,208
Repurchase of common stock	(2,121)	—	—
Excess tax benefit from stock-based compensation	71	117	—
Other, net	—	—	(91)
Net cash provided by financing activities	188,295	139,978	164,292
Increase (decrease) in cash and cash equivalents	(10,369)	3,938	46,570
Cash and cash equivalents at beginning of year	104,344	100,406	53,836
Cash and cash equivalents at end of year	$93,975	$104,344	$100,406
Supplemental disclosures of cash flow information:
Cash paid for interest	$69,383	$53,168	$30,671
Cash paid for income taxes	$13,930	$14,575	$11,111
Investment in affordable housing partnerships	$—	$—	$6,900
Loans foreclosed and transferred to other real estate owned or other personal property owned	$—	$—	$333
Transfer of securities from held to maturity to available for sale	$1,258	$—	$—
Share-based consideration issued for acquisitions (Note 2)	$57,119	$—	$—

See accompanying notes to Consolidated Financial Statements.

COLUMBIA BANKING SYSTEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006 and 2005

Columbia Banking System, Inc. (the “Company”), through its wholly owned banking subsidiaries, provides a full range of banking services to small and medium-sized businesses, professionals and other individuals generally based in western Washington state and the northern coastal and Portland metropolitan areas of Oregon. At December 31, 2007, the Company conducted its banking services in 55 office locations with the majority of its loans, loan commitments and core deposits geographically concentrated in the Puget Sound region of Washington state.

In Washington state and the Portland metropolitan area of Oregon, the Company conducts a full-service commercial banking business through its wholly owned banking subsidiary, Columbia State Bank (“Columbia Bank”). In the northern coastal area of Oregon, the Company conducts a full-service commercial banking business through five branches doing business as Bank of Astoria (“Astoria”).

On July 23, 2007, the Company acquired all of the outstanding common stock of Mountain Bank Holding Company (“Mt. Rainier”), the parent company of Mt. Rainier National Bank, Enumclaw, Washington. Mt. Rainier was merged into the Company and Mt. Rainier National Bank was merged into Columbia Bank doing business as Mt. Rainier Bank. The results of Mt. Rainier Bank’s operations are included in those of Columbia Bank beginning July 23, 2007.  On July 23, 2007, the Company also acquired all of the outstanding common stock of Town Center Bancorp (“Town Center”), the parent company of Town Center Bank, Portland, Oregon. Town Center was merged into the Company and Town Center Bank was merged into Columbia Bank. The results of Town Center Bank’s operations are included in those of Columbia Bank beginning July 23, 2007. Each acquisition was accounted for as a purchase; unaudited Pro Forma Condensed Consolidated Results of Operations as if the acquisitions had taken place on January 1, 2006 and additional purchase information are presented in Note 2 of the consolidated financial statements.

1.	Summary of Significant Accounting Policies

Principles of Consolidation

The Consolidated Financial Statements of the Company include the accounts of the Company and its wholly owned banking subsidiaries, Columbia Bank and Astoria. All significant intercompany balances and transactions have been eliminated in consolidation.

Business Combinations

Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”), requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. The purchase method of accounting requires that the cost of an acquired entity be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The difference between the fair values and the purchase price is recorded to Goodwill. Also, under SFAS 141, identified intangible assets acquired in a purchase business combination must be separately valued and recognized on the balance sheet if they meet certain requirements. See Note 2 for further discussion.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported net of tax as a component of “other comprehensive income (loss)” in the Consolidated Statements of Changes in Shareholders’ Equity.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securitiesbelow their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. In estimating other-than-temporary impairment losses, management considers (1) the reasons for the decline, (2) the length of time and the extent to which the fair value has been less than cost and not as a result of changes in interest rates, (3) the financial condition and near-term prospects of the issuer, and (4) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are determined using the specific identification method.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. The amount by which cost exceeds market for loans held for sale is accounted for as a valuation allowance, and changes in the allowance are included in the determination of net income in the period in which the change occurs. Gains and losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold; the servicing rights on such loans are not retained.

Loans

Loans are stated at their outstanding unpaid principal balance adjusted for charge-offs, the allowance for loan losses, and any deferred loan fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees and direct loan origination costs are deferred and the net amount is recognized as an adjustment to yield over the contractual life of the related loans. Fees related to lending activities other than the origination or purchase of loans are recognized as noninterest income during the period the related services are performed.

The policy of the Company is to discontinue the accrual of interest on all loans past due 90 days or more and place them on nonaccrual status. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses is established as losses are estimated to have occurred through a provision for loan and lease losses charged to earnings. Loan and lease losses are charged against the allowance when management believes the collectibility of a loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan and lease losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of general, specific, and unallocated components. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The unallocated allowance provides for other credit losses inherent in the Company’s loan portfoliothat may not have been contemplated in the general and specific components of the allowance. This unallocated amount generally comprises less than 5% of the allowance. The unallocated amount is reviewed periodically based on trends in credit losses, the results of credit reviews and overall economic trends.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrowers, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Allowance for Unfunded Loan Commitments and Letters of Credit

The allowance for unfunded loan commitments is maintained at a level believed by management to be sufficient to absorb estimated probable losses related to these unfunded credit facilities. The determination of the adequacy of the allowance is based on periodic evaluations of the unfunded credit facilities including an assessment of the probability of commitment usage, credit risk factors for loans outstanding to these same customers, and the terms and expiration dates of the unfunded credit facilities. The allowance for unfunded loan commitments is included in other liabilities on the Consolidated Balance Sheets, with changes to the balance charged against noninterest expense.

Derivatives and Hedging Activities

Statement of Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as amended and interpreted, establishes accounting and reporting standards for derivative instruments. Generally, derivatives are financial instruments with little or no initial net investment in comparison to their notional amount and whose value is based upon an underlying asset, index, reference rate or other variable. As required by SFAS 133, all derivatives are reported at their fair value on the Consolidated Balance Sheets

The Company enters into derivative contracts to add stability to interest income and to manage its exposure to changes in interest rates. On the date the Company enters into a derivative contract, the derivative instrument is designated as: (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (a “fair value” hedge); (2) a hedge of the variability in expected future cash flows associated with an existing recognized asset or liability or a probable forecasted transaction (a “cash flow” hedge); or (3) held for other economic purposes (an “economic” hedge) not formally designated as part of qualifying hedging relationships under SFAS 133.

In a fair value hedge, changes in the fair value of the hedging derivative are recognized in earnings and offset by recognizing changes in the fair value of the hedged item attributable to the risk being hedged. To the extent that the hedge is ineffective, the changes in fair value will not offset and the difference is reflected in earnings.

In a cash flow hedge, the effective portion of the change in the fair value of the hedging derivative is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings duringthe same period in which the hedged item affects earnings. The change in fair value of any ineffective portion of the hedging derivative is recognized immediately in earnings.

Derivatives used for other economic purposes are used as economic hedges in which the Company has not attempted to achieve the highly effective hedge accounting standard under SFAS 133. The changes in fair value of these instruments are recognized immediately in earnings.

The Company formally documents the relationship between the hedging instruments and hedged items, as well as its risk management objective and strategy before initiating a hedge. To qualify for hedge accounting, the derivatives and related hedged items must be designated as a hedge. For hedging relationships in which effectiveness is measured, the correlations between the hedging instruments and hedged items are assessed at inception of the hedge and on an ongoing basis, which includes determining whether the hedge relationship is expected to be highly effective in offsetting changes in fair value or cash flows of hedged items

Premises and Equipment

Land, buildings, leasehold improvements and equipment are carried at amortized cost. Buildings and equipment are depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of their useful lives or lease terms. Gains or losses on dispositions are reflected in operations. Expenditures for improvements and major renewals are capitalized, and ordinary maintenance, repairs and small purchases are charged to operations as incurred.

Other Real Estate Owned and Other Personal Property Owned

All other real estate and other personal property acquired in satisfaction of a loan are considered held for disposal and reported as “other real estate owned” and “other personal property owned.” Other personal property owned is included in “other assets” in the Consolidated Balance Sheets. Other real estate owned and other personal property owned is carried at the lower of cost or fair value less estimated cost of disposal.

Federal Home Loan Bank Stock

The Company’s investment in Federal Home Loan Bank (“FHLB”) stock is carried at par value, which reasonably approximates its fair value. The Company is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding mortgages, total assets or FHLB advances. Stock redemptions are at the discretion of the FHLB.

Goodwill and Other Intangibles

Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. Identified intangibles are amortized on an accelerated basis over the period benefited. Goodwill is not amortized but is reviewed for potential impairment during the third quarter on an annual basis, or if events or circumstances indicate a potential impairment, at the reporting unit level. The impairment test is performed in two phases. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit’s goodwill (as defined in SFAS No. 142, “Goodwill and Other Intangible Assets”) with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value.

    Intangible assets are evaluated for impairment if events and circumstances indicate a possible impairment. Such evaluation of other intangible assets is based on undiscounted cash flow projections. At December 31, 2007, intangible assets included on the Consolidated Balance Sheets consist of a core deposit intangible that is amortized using an accelerated method with an original estimated life of approximately 10 years. See Note 2 for further discussion.

Securities Sold Under Agreements to Repurchase

The Company pledges certain financial instruments it owns to collateralize the sales of securities that are subject to an obligation to repurchase the same or similar securities (“repurchase agreements”). Under these arrangements, the Company transfers the assets but still retains effective control through an agreement that both entitles and obligates the Company to repurchase the assets. As a result, repurchase agreements are accounted for as collateralized financing arrangements and not as a sale and subsequent repurchase of securities. The obligation to repurchase the securities is reflected as a liability in the Consolidated Balance Sheets while the securities underlying the agreements remain in the respective asset accounts.

Share-Based Payment

The Company maintains a share-based compensation plan (the “Plan”) as described in Note 13 that provides for the granting of share options and shares to eligible employees and directors. Prior to 2006, the Company applied the intrinsic value method, as outlined in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations, as permitted by SFAS No. 123, Accounting for Stock Based Compensation (“SFAS 123”) in accounting for share options. Under the intrinsic value method, compensation expense is recognized only to the extent an option’s exercise price is less than the market value of the underlying stock at the date of grant. Accordingly, prior to 2006, no compensation expense was recognized in the accompanying consolidated statements of income on share options granted to employees, since all options granted under the Plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123R”). This statement replaces SFAS 123 and supersedes APB 25. SFAS 123R requires that all share-based compensation be recognized as an expense in the financial statement and that such cost be measured at the fair value of the award on the grant date. This statement was adopted using the modified prospective method of application, which requires the Company to recognize compensation expense on a prospective basis. Therefore, prior period financial statements have not been restated. Under this method, in addition to reflecting compensation expense for new share-based awards, expense is also recognized to reflect the remaining service period of awards that had been included in pro forma disclosures in prior periods.

Income Tax

The provision for income tax is based on income and expense reported for financial statement purposes, using the “asset and liability method” for accounting for deferred income tax. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against any deferred tax assets for which it is more likely than not that the deferred tax asset will not be realized.

Earnings Per Share

Earnings per share (“EPS”) are computed using the weighted average number of common and diluted common shares outstanding during the period. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The only reconciling items affecting the calculation of earnings per share are the inclusion of stock options and nonvested restricted stock awards increasing the shares outstanding in diluted earnings per share by 170,000, 202,000, and 177,000 in 2007, 2006, and 2005, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are used in determining the level of the allowance for loan and lease losses.

Statements of Cash Flows

For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash and due from banks, interest-earning deposits with banks and federal funds sold with maturities of 90 days or less.

Reclassifications

Certain amounts in the 2006 and 2005 Consolidated Financial Statements have been reclassified to conform to the 2007 presentation. These reclassifications had no effect on net income.

Accounting Pronouncements Recently Issued or Adopted

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, Business Combinations (“SFAS 141R”).  This statement establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies whenever assets or liabilities are required or permitted to be measured at fair value under currently existing standards. No additional fair value measurements are required under this Statement. We adopted SFAS 157 on January 1, 2008 and there was no material effect on our results of operations.

In September 2006, the Financial Accounting Standards Board ratified the consensus reached by the Emerging Issues Task Force in Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (“EITF 06-4”).  EITF 06-4 provides recognition guidance regarding liabilities and related compensation costs for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods.  On January 1, 2008 we recognized the effects of applying the consensus through a change in accounting principle with a cumulative-effect adjustment to retained earnings of approximately $2.2 million.  We do not expect application of this consensus to have a material effect on our results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainties in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”).  FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that it has taken or expects to take on a tax return.  We adopted FIN 48 on January 1, 2007. As of December 31, 2007 and January 1, 2007, we had no unrecognized tax benefits. Our policy is to recognize interest and penalties on unrecognized tax benefits in “Provision for income taxes” in the Consolidated Statements of Income. There were no amounts related to interest and penalties recognized for the year ended December 31, 2007. The tax years subject to examination by federal and state taxing authorities are the years ending December 31, 2006, 2005, 2004 and 2003.

2.               Acquisitions of Mountain Bank Holding Company and Town Center Bancorp

On July 23, 2007, the Company acquired all of the outstanding common stock of Mountain Bank Holding Company (“Mt. Rainier”), the parent company of Mt. Rainier National Bank, Enumclaw, Washington.  Mt. Rainier was merged into Columbia and Mt. Rainier National Bank was merged into Columbia State Bank doing business as Mt. Rainier Bank.  The results of Mt. Rainier Bank’s operations are included in those of Columbia State Bank starting in the quarter ended September 30, 2007.  The acquisition of Mt. Rainier was consistent with our expansion strategy and with its 7 branches in King and Pierce counties, expanded Columbia’s geographic footprint into adjacent markets.

The aggregate purchase price was $58.4 million and included $26.4 million of cash, 993,000 common shares valued at $30.3 million, options to purchase 97,049 shares of common stock valued at $1.3 million and $352,000 of direct merger costs.  The value of the common shares issued was determined based on the $30.53 average closing market price of the Company’s common stock for the two trading days before and after the measurement date of May 2, 2007 when the number of shares to be issued was determined.  Outstanding Mt. Rainier options were converted at a weighted average fair value of $13.66 per option.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

July 23, 2007
(in thousands)
Cash	$12,451
Securities available for sale	21,412
Federal funds sold	3,716
Loans, net of allowance for loan losses of $1,978	175,533
Premises and equipment, net	9,065
Other assets	5,817
Core deposit intangible	4,244
Goodwill	33,385
Total assets acquired	265,623
Deposits	(202,644)
Other liabilities	(4,529)
Total liabilities assumed	(207,173)
Net assets acquired	$58,450

Additional adjustments to the purchase price allocation may occur as certain items, such as income taxes, are based on estimates at the time of acquisition.  The core deposit intangible asset shown in the table above represents the value ascribed to the long-term deposit relationships acquired.  This intangible asset is being amortized on an accelerated basis over an estimated useful life of ten years.  The core deposit intangible asset is not estimated to have a significant residual value.  Goodwill represents the excess of the total purchase price paid for Mt. Rainier over the fair value of the assets acquired, net of the fair values of the liabilities assumed.  None of the goodwill is deductible for tax purposes.  Goodwill is not amortized, but is evaluated for possible impairment at least annually and more frequently if events and circumstances indicate that the asset might be impaired.  No impairment losses were recognized in connection with core deposit intangible or goodwill assets during the period from acquisition on July 23, 2007 to the end of the current reporting period.

On July 23, 2007, the Company also acquired all of the outstanding common stock of Town Center Bancorp (“Town Center”), the parent company of Town Center Bank, Portland, Oregon.  Town Center was merged into Columbia and Town Center Bank was merged into Columbia State Bank.  The results of Town Center Bank’s operations are included in those of Columbia State Bank starting in the quarter ended September 30, 2007.  The acquisition of Town Center, with its 5 Oregon locations in the North Clackamas and Southeast Portland area, expanded Columbia’s geographic footprint into the Portland metropolitan market and was consistent with our expansion strategy.

The aggregate purchase price was $45.6 million and included $19.5 million in cash, 705,000 common shares valued at $23.9 million, options to purchase 90,186 shares of common stock valued at $1.6 million and $609,000 of direct merger costs.  The value of the common shares issued was determined based on the $33.87 average closing market price of the Company’s common stock for the two trading days before and after the measurement date of March 28, 2007 when the number of shares to be issued was determined.  Outstanding Town Center options were converted at a weighted average fair value of $17.71 per option.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

July 23, 2007
(in thousands)
Cash	$2,104
Securities available for sale	13,184
Federal funds sold	2,000
Loans, net of allowance for loan losses of $1,213	107,511
Premises and equipment, net	1,596
Bank-owned life insurance	2,312
Other assets	3,506
Core deposit intangible	581
Goodwill	32,903
Total assets acquired	165,697
Deposits	(102,041)
Advances from Federal Home Loan Bank	(8,000)
Other borrowings	(4,087)
Other liabilities	(5,989)
Total liabilities assumed	(120,117)
Net assets acquired	$45,580

Additional adjustments to the purchase price allocation may occur as certain items, such as income taxes, are based on estimates at the time of acquisition.  The core deposit intangible asset shown in the table above represents the value ascribed to the long-term deposit relationships acquired.  This intangible asset is being amortized on an accelerated basis over an estimated useful life of ten years.  The core deposit intangible asset is not estimated to have a significant residual value.  Goodwill represents the excess of the total purchase price paid for Town Center over the fair value of the assets acquired, net of the fair values of the liabilities assumed.  None of the goodwill is deductible for tax purposes.  Goodwill is not amortized, but is evaluated for possible impairment at least annually and more frequently if events and circumstances indicate that the asset might be impaired.  No impairment losses were recognized in connection with core deposit intangible or goodwill assets during the period from acquisition on July 23, 2007 to the end of the current reporting period.

The following tables present unaudited pro forma consolidated condensed results of operations for the twelve months ended December 31, 2007 and 2006 prepared as if the acquisitions of Mt. Rainier and Town Center had occurred on January 1, 2006.  Any cost savings realized as a result of the acquisitions are not reflected in the pro forma condensed statements of income as no assurance can be given with respect to the final amount of such cost savings.  The pro forma results have been prepared for comparison purposes only and are not necessarily indicative of the results that would have been obtained had the acquisitions actually occurred on January 1, 2006.

	For The Year Ended December 31, 2007	For The Year Ended December 31, 2006
	(in thousands, except per common share information)
Net interest income	$118,285	$113,998
Provision for loan and lease losses	$3,783	$2,626
Noninterest income	$29,075	$27,106
Noninterest expense	$96,166	$88,564
Net income	$34,683	$35,834
Earnings per common share – basic	$1.95	$2.03
Earnings per common share – diluted	$1.94	$2.01

3.	Cash and Due From Banks

The Company is required to maintain an average reserve balance with the Federal Reserve Bank or maintain such reserve balance in the form of cash. The average required reserve balance for the years ended December 31, 2007 and 2006 was approximately $1.0 million and $17.6 million, respectively, and was met by holding cash and maintaining an average balance with the Federal Reserve Bank.

4.	Securities

At December 31, 2007, the Company’s securities portfolio primarily consisted of securities issued by U.S. Government agencies and government-sponsored enterprises.  The Company did not have any other issuances in its portfolio which exceeded ten percent of shareholders’ equity.

In December 2007, all securities classified as held-to-maturity (a total of 4 securities) were transferred to the available for sale classification.  At December 31, 2007 the amortized cost of those securities was $1.2 million with a related unrealized gain of $44,000.  Management’s decision to transfer the securities was due to the decreasing dollar amount of securities classified as held-to-maturity securities as a result of maturities and the desire to increase efficiencies associated with investment portfolio accounting.

The following table summarizes the amortized cost, gross unrealized gains and losses, and the resulting fair value of securities available for sale:

Securities Available for Sale

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
December 31, 2007:
U.S. Government-sponsored enterprise	$61,137	$216	$(53)	$61,300
U.S. Government agency and government-sponsored enterprise mortgage-backed securities and collateralized mortgage obligations	304,475	1,132	(1,865)	303,742
State & municipal securities	190,673	3,782	(490)	193,965
Other securities	2,400	—	(41)	2,359
Total	$558,685	$5,130	$(2,449)	$561,366

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
December 31, 2006:
U.S. Government-sponsored enterprise	$76,922	$—	$(1,470)	$75,452
U.S. Government agency and government-sponsored enterprise mortgage-backed securities and collateralized mortgage obligations	332,735	595	(8,234)	325,096
State & municipal securities	186,646	3,829	(517)	189,958
Other securities	2,400	—	(48)	2,352
Total	$598,703	$4,424	$(10,269)	$592,858

Gross realized losses amounted to $0, $504,000 and $0 for the years ended December 31, 2007, 2006 and 2005, respectively. Gross realized gains amounted to $0, $540,000 and $6,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

The following table summarizes the amortized cost and fair value of securities available for sale by contractual maturity groups:

	December 31, 2007
	Amortized Cost	Fair Value
	(in thousands)
U.S. Government-sponsored enterprise
Due through 1 year	$17,731	$17,678
Over 1 through 5 years	43,406	43,622
Total	$61,137	$61,300

U.S. Government agency and government-sponsored enterprise mortgage-backed securities & collateralized mortgage obligations (1)
Due through 1 year	$560	$556
Over 1 through 5 years	98	97
Over 5 through 10 years	131,543	130,904
Over 10 years	172,274	172,185
Total	$304,475	$303,742

State and municipal securities
Due through 1 year	$1,099	$1,094
Over 1 through 5 years	10,407	10,695
Over 5 through 10 years	31,134	31,484
Over 10 years	148,033	150,692
Total	$190,673	$193,965

Other securities
Due through 1 year	$1,400	$1,400
After 10 years	1,000	959
Total	$2,400	$2,359

(1)	The maturities reported for mortgage-backed securities and collateralized mortgage obligations are based on contractual maturities and principal amortization.

At December 31, 2007 and 2006, available for sale and held to maturity securities with a fair value of $326.6 million and $358.8 million, respectively, were pledged to secure public deposits, Federal Home Loan Bank borrowings, and for other purposes as required or permitted by law.

The following table summarizes information pertaining to securities with gross unrealized losses at December 31, 2007, aggregated by investment category and length of time that individual securities have been in a continuous loss position:

	Less than 12 Months		12 Months of More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
U.S. Government-sponsored enterprise	$—	$—	$17,678	$(53)	$17,678	$(53)
U.S. Government agency and government-sponsored enterprise mortgage-backed securities & collateralized mortgage obligations	16,897	(28)	170,932	(1,837)	187,829	(1,865)
State and municipal securities	19,725	(112)	24,549	(378)	44,274	(490)
Other securities	—	—	959	(41)	959	(41)
Total	$36,622	$(140)	$214,118	$(2,309)	$250,740	$(2,449)

At December 31, 2007, there were 5 U.S. Government-sponsored enterprise securities in an unrealized loss position, all of which were in a continuous loss position for 12 months or more. The unrealized losses on U.S. Government-sponsored enterprise securities were caused by interest rate increases subsequent to the purchase of the individual securities. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than par. Because the Company has the ability and intent to hold these investments until a recovery of market value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2007.

At December 31, 2007, there were 56 state and municipal government securities in an unrealized loss position, of which 40 were in a continuous loss position for 12 months or more. The unrealized losses on state and municipal securities were caused by interest rate increases subsequent to the purchase of the individual securities. Management monitors published credit ratings of these securities for adverse changes. As of December 31, 2007 none of the obligations of state and local government entities held by the Company had an adverse credit rating. Because the decline in fair value is attributable to changes in interest rates rather than credit quality, and because the Company has the ability and intent to hold these investments until a recovery of market value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2007.

At December 31, 2007, there were 46 U.S. Government agency and government-sponsored enterprise mortgage-backed securities & collateralized mortgage obligations securities in an unrealized loss position, of which 42 were in a continuous loss position for 12 months or more. The unrealized losses on U.S. Government agency and government-sponsored enterprise mortgage-backed securities & collateralized mortgage obligations were caused by interest rate increases subsequent to the purchase of the securities. It is expected that the securities would not be settled at a price less than the amortized cost of the investment. Because the decline in fair value is attributable to changes in interest rates rather than credit quality, and because the Company has the ability and intent to hold these investments until a recovery of market value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2007.

At December 31, 2007, there was one other security, a mortgage-backed securities fund, which was in a continuous loss position for 12 months or more. The unrealized loss on this security was caused by interest rate increases subsequent to the purchase of the security. It is expected that this security would not be settled at a price less than the amortized cost of the investment. Because the decline in fair value isattributable to changes in interest rates rather than credit quality, and because the Company has the ability and intent to hold these investments until a recovery of market value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2007.

5.	Comprehensive Income

The components of comprehensive income are as follows:

	Years Ended December 31,
	2007	2006	2005
	(in thousands)
Net income as reported	$32,381	$32,103	$29,631
Unrealized gain (loss) from securities:
Net unrealized gain (loss) from available for sale securities arising during the period, net of tax of $2,985, $(572) and $(1,949)	5,540	(1,009)	(3,687)
Reclassification adjustment of net gain from sale of available for sale securities included in income, net of tax of $0, $(13) and $(2)	—	(23)	(4)
Net unrealized gain (loss) from securities, net of reclassification adjustments	5,540	(1,032)	(3,691)
Unrealized gain from cash flow hedging instruments:
Net unrealized gain from cash flow hedging instruments arising during the period, net of tax of $1,552, $197 and $0	2,847	361	—
Reclassification adjustment of losses included in income, net of tax of $43, $0 and $0	78	—	—
Net unrealized gain from cash flow hedging instruments	2,925	361	—
Total comprehensive income	$40,846	$31,432	$25,940

6.	Loans

The following is an analysis of the loan portfolio by major types of loans (net of deferred loan fees):

	December 31,
	2007	2006
	(in thousands)
Commercial business	$762,365	$617,899
Real estate:
One-to-four family residential	60,991	51,277
Commercial and five or more family residential properties	852,139	687,635
Total real estate	913,130	738,912
Real estate construction:
One-to-four family residential	269,115	92,124
Commercial and five or more family residential properties	165,490	115,185
Total real estate construction	434,605	207,309
Consumer	176,559	147,782
Subtotal	2,286,659	1,711,902
Less deferred loan fees, net	(3,931)	(2,940)
Total loans, net of deferred loan fees	$2,282,728	$1,708,962
Loans held for sale	$4,482	$933

Non-accrual loans totaled $14.0 million and $2.4 million at December 31, 2007 and 2006, respectively. The amount of interest income foregone as a result of these loans being placed on non-accrual status totaled $814,000 for 2007, $497,000 for 2006 and $106,000 for 2005. At December 31, 2007 and 2006, there were no commitments of additional funds for loans accounted for on a non-accrual basis.

At December 31, 2007 and 2006, the recorded investment in impaired loans was $12.4 million and $2.1 million, respectively, with a specific valuation allowance of $820,000 for 2007 and $190,000 for 2006. The average recorded investment in impaired loans for the years ended December 31, 2007, 2006, and 2005, was $11.4 million, $5.2 million, and $6.3 million, respectively. Interest income recognized on impaired loans was $13,000 in 2007, $51,000 in 2006, and $45,000 in 2005.

At December 31, 2007 and 2006, the Company had no loans to foreign domiciled businesses or foreign countries, or loans related to highly leveraged transactions. Substantially all of the Company’s loans and loan commitments are geographically concentrated in its service areas within Washington and Oregon.

During 2005, the Company purchased vehicle and equipment leases from a company in which a Director of the Company has a significant ownership interest for an aggregate purchase price of $14.8 million. Prior to entering into the agreement, the Company obtained an independent fair value assessment of the lease portfolio. Based on the independent fair value assessment and an internal credit review of the leases, management believes the transaction was made on substantially the same terms as those prevailing at the time for comparable transactions with other persons who are not affiliated with the Company and did not involve more than the normal risk of repayment or present other unfavorable terms. At December 31, 2007, the balance of the lease financing portfolio was $4.8 million.

The Company and its banking subsidiaries have granted loans to officers and directors of the Company and related interests. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was $13.6 million and $12.0 million at December 31, 2007 and 2006, respectively. During 2007, $7.7 million of related party loans were made and repayments totaled $6.1 million. During 2006, $6.5 million related party loans were made and repayments totaled $5.0 million.

At December 31, 2007 and 2006 $106.3 million and $91.3 million of residential real estate loans were pledged as collateral on FHLB borrowings.

7.	Allowances for Loan and Lease Losses and Unfunded Loan Commitments and Letters of Credit

Changes in the allowance for loan and lease losses are summarized as follows:

	Years Ended December 31,
	2007	2006	2005
	(in thousands)
Balance at beginning of year	$20,182	$20,829	$19,881
Loans charged off	(1,213)	(3,195)	(1,272)
Recoveries	833	483	700
Net charge-offs	(380)	(2,712)	(572)
Balance established in acquisition	3,192	—	—
Provision charged to expense	3,605	2,065	1,520
Balance at end of year	$26,599	$20,182	$20,829

Changes in the allowance for unfunded loan commitments and letters of credit are summarized as follows:

	Years Ended December 31,
	2007	2006	2005
	(in thousands)
Balance at beginning of year	$339	$339	$289
Net changes in the allowance for unfunded loan commitments and letters of credit	10	—	50
Balance at end of year	$349	$339	$339

8.	Premises and Equipment

Land, buildings, and furniture and equipment, less accumulated depreciation and amortization, were as follows:

	December 31,
	2007	2006
	(in thousands)
Land	$15,026	$9,825
Buildings	40,321	32,754
Leasehold improvements	2,208	2,042
Equipment under capital lease	537	538
Furniture and equipment	22,685	23,297
Vehicles	358	376
Computer software	7,655	8,414
Total cost	88,790	77,246
Less accumulated depreciation and amortization	(32,668)	(32,611)
Total	$56,122	$44,635

Total depreciation and amortization expense on buildings and furniture and equipment was $4.5 million, $4.4 million, and $4.0 million, for the years ended December 31, 2007, 2006, and 2005, respectively.

9.	Goodwill and Other Intangibles

The Company recorded $66.3 million of goodwill and $4.8 million of core deposit intangible assets (“CDI”) as a result of the acquisitions of Mt. Rainier and Town Center on July 23, 2007. Both the goodwill and the CDI are part of the Retail Banking segment. There were no acquisitions during 2006. In accordance with SFAS 142, “Goodwill and Other Intangible Assets”, no amortization expense related to goodwill was recognized during the years presented in this report.

The following table summarizes the changes in the Company’s goodwill and core deposit intangible asset for the years ended December 31, 2007 and 2006:

	Goodwill	CDI
	(in thousands)
Balance at December 31, 2005	$29,723	$3,396
Additions	—	—
Amortization	—	452
Balance at December 31, 2006	29,723	2,944
Additions	66,288	4,825
Amortization	—	719
Balance at December 31, 2007	$96,011	$7,050

Amortization expense on the CDI was $719,000 in 2007, $452,000 in 2006 and $537,000 in 2005. The Company estimates that aggregate amortization expense on the CDI will be $1.1 million for 2008, $1.0 million for 2009, $963,000 for 2010, $893,000 for 2011 and $832,000 for 2012.

10.	Deposits

Year-end deposits are summarized in the following table:

	December 31,
	2007	2006
	(in thousands)
Demand and other noninterest-bearing	$468,237	$432,293
Interest-bearing demand	478,596	414,198
Money market	609,502	516,415
Savings	115,324	110,795
Certificates of deposit less than $100,000	323,517	227,827
Certificates of deposit $100,000 or greater	502,885	321,823
Total	$2,498,061	$2,023,351

The following table shows the amount and maturity of certificates of deposit that had balances of $100,000 or greater:

Year Ending December 31,	(in thousands)
2008	$459,429
2009	31,400
2010	11,609
2011	223
2012	224
Thereafter	—
Total	$502,885

11.	Borrowings

The Company had FHLB advances of $80.7 million and $125.8 million at December 31, 2007 and 2006, respectively, which represents overnight borrowings. In addition, the Company had FHLB advances of $177.0 million at December 31, 2007 which represents term borrowings of which, $175.0 million matured in January 2008, $1.0 million matures in December 2008 and $1.0 million matures in December 2009. Penalties are generally required for prepayments of certain long-term FHLB advances. The weighted average interest rate of FHLB advances at December 31, 2007 and 2006 was 4.59% and 5.56%, respectively.

FHLB advances are collateralized by the following:

	December 31,
	2007	2006
	(in thousands)
Collateral on FHLB Borrowings
Fair value of investment securities	$274,354	$307,530
Recorded value of blanket pledge on residential real estate loans	106,344	91,326
Total	$380,698	$398,856
FHLB Borrowing Capacity	$50,998	$193,056

At December 31, 2006, the Company held $20.0 million in wholesale repurchase agreements with an interest rate of 5.45%. The Company had no such repurchase agreements outstanding at December 31, 2007.

At December 31, 2007 and 2006, the Company held $25.5 million and $22.4 million, respectively, in debt arising from the trust preferred offerings described below. Additionally, the Company has a $20.0 million unsecured line of credit with a large commercial bank with an interest rate indexed to LIBOR. At December 31, 2007 and 2006, the outstanding balance was $5.0 million and $0, respectively with an interest rate of 6.23% at December 31, 2007. In the event of discontinuance of the line by either party, the Company has up to two years to repay any outstanding balance.

During 2001, the Company, through its subsidiary trust (the “Trust”) participated in a pooled trust preferred offering, whereby the trust issued $22.0 million of 30 year floating rate capital securities. The capital securities constitute guaranteed preferred beneficial interests in debentures issued by the trust. The debentures had an initial rate of 7.29% and a rate of 8.54% at December 31, 2007. The floating rate is based on the 3-month LIBOR plus 3.58% and is adjusted quarterly. The Company through the Trust may call the debt after ten years at par, allowing the Company to retire the debt early if conditions are favorable. At December 31, 2003, the Company adopted FIN No. 46 (as revised), “Consolidation of Variable Interest Entities”, whereby the Trust was deconsolidated with the result being that the trust preferred obligations were reclassified as long-term subordinated debt on the Company’s December 31, 2003 Consolidated Balance Sheet and the Company’s related investment in the Trust of $681,000 was recorded in other assets. At December 31, 2007 and 2006, the balance of the Company’s investment in the Trust remained at $681,000. The subordinated debt payable to the Trust is on the same interest and payment terms as the trust preferred obligations issued by the Trust.  Through recent acquisition, the Company assumed an additional $3.0 million in floating rate trust preferred obligations; these debentures had a rate of 8.99% at December 31, 2007.  The floating rate is based on the 3-month LIBOR plus 3.75% and is adjusted quarterly.  At December 31, 2007, the balance of the Company’s investment in this Town Center Bancorp Statutory Trust was $93,000 which is recorded in other assets on the Consolidated Balance Sheets.

12.	Income Tax

The components of income tax expense are as follows:

	Years Ended December 31,
	2007	2006	2005
	(in thousands)
Current tax expense	$14,360	$14,121	$12,936
Deferred (benefit) expense	(2,607)	(1,988)	(1,244)
Total	$11,753	$12,133	$11,692

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2007	2006
	(in thousands)
Deferred tax assets:
Allowance for loan and lease losses	$9,284	$7,124
Unrealized loss on investment securities available for sale	—	2,062
Supplemental executive retirement plan	4,379	2,500
Stock option and restricted stock	536	211
Litigation reserve	627	—
Other	483	539
Total deferred tax assets	15,309	12,436
Deferred tax liabilities:
FHLB stock dividends	(2,028)	(1,949)
Purchase accounting	(2,534)	(1,149)
Section 481 adjustment—deferred fees	(150)	(144)
Unrealized gain on investment securities	(954)	—
Unrealized gain on cash flow hedging instruments	(1,750)	(197)
Depreciation	(1,165)	(529)
Total deferred tax liabilities	(8,581)	(3,968)
Net deferred tax assets	$6,728	$8,468

A reconciliation of the Company’s effective income tax rate with the federal statutory tax rate is as follows:

	Years Ended December 31,
	2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent
	(in thousands)
Income tax based on statutory rate	$15,447	35%	$15,483	35%	$14,463	35%
Increase (reduction) resulting from:
Tax credits	(711)	(1)	(566)	(1)	(412)	(1)
Tax exempt instruments	(2,631)	(6)	(2,484)	(6)	(2,208)	(6)
Other nondeductible items	(352)	(1)	(300)	(1)	(151)	0
Income tax	$11,753	27%	$12,133	27%	$11,692	28%

13.	Share-Based Payments

At December 31, 2007, the Company had one equity compensation plan (the “Plan”), which is shareholder approved, that provides for the granting of share options and shares to eligible employees and directors up to 2,191,482 shares.

Share Awards:  Restricted share awards provide for the immediate issuance of shares of Company common stock to the recipient, with such shares held in escrow until certain service conditions are met, generally five years of continual service.  Recipients of restricted shares do not pay any cash consideration to the Company for the shares, have the right to vote all shares subject to such grant, and receive all dividends with respect to such shares, whether or not the shares have vested.  The fair value of share awards is equal to the fair market value of the Company’s common stock on the date of grant.

A summary of the status of the Company’s nonvested shares as of December 31, 2007, 2006 and 2005 is presented below:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2005	—	—
Granted	16,000	$24.34
Vested	(8,000)	24.34
Forfeited	—	—
Nonvested at December 31, 2005	8,000	24.34
Granted	87,025	33.04
Vested	(6,000)	27.74
Forfeited	(5,850)	33.10
Nonvested at December 31, 2006	83,175	32.58
Granted	76,250	31.63
Vested	(6,500)	28.27
Forfeited	(9,600)	31.32
Nonvested at December 31, 2007	143,325	$32.36

As of December 31, 2007, there was $3.2 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted average period of 3.3 years. The total fair value of shares vested during the years ended December 31, 2007, 2006, and 2005 was $184,000, $166,000, and $195,000, respectively.

Share Options: Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on three years of continual service and are exercisable for a five-year period after vesting. Option awards granted have a 10-year maximum term.

As part of the terms of the acquisitions of Mt. Rainier and Town Center, share options outstanding under both Mt. Rainier’s and Town Center’s share option plans at the acquisition date were exchanged for the option to buy Company shares in accordance with the provisions of the acquisition.  All outstanding Mt. Rainier and Town Center share options became fully vested upon acquisition.  On the acquisition date, 119,793 outstanding Mt. Rainier share options were exchanged for 97,049 Company share options at a weighted average fair value per share of $13.66, which was included in the acquisition purchase price; 136,164 outstanding Town Center share options were exchanged for 90,186 Company share options at a weighted average fair value per share of $17.71, which was also included in the acquisition purchase price.  At December 31, 2007, outstanding Company share options from the exchange with Mt. Rainier and Town Center were 46,967 and 60,995, respectively.  The share options exchanged with both Mt. Rainier and Town Center have been included in the applicable tables presented below.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model. The fair value of all options is amortized on a straight-line basis over the requisite service periods, which are generally the vesting periods. The expected life of options granted represents the period of time that they are expected to be outstanding. The expected life is determined based on historical experience with similar awards, giving consideration to the contractual terms and vesting schedules. Expected volatilities of our common stock are estimated at the date of grant based on the historical volatility of the stock. The volatility factor is based on historical stock prices over the most recent period commensurate with the estimated expected life of the award. The risk-free interest rate is based on the U.S. Treasury curve in effect at the time of the award. The expected dividend yield is based on dividend trends and the market value of the Company’s stock price at the time of the award.

The only share options granted by the Company during 2007 were related to the acquisitions of Mt. Rainier and Town Center as described above. Assumptions utilized in the Black-Scholes option valuation model and the resulting fair value for options granted during the years ended December 31, 2007, 2006 and 2005 are summarized as follows:

	For The Twelve Months Ended 12/31/2007	For The Twelve Months Ended 12/31/2006	For The Twelve Months Ended 12/31/2005
Expected Life (in years)	4.14	—	5.16
Expected Volatility	29.47%	—	35.12%
Weighted Average Risk-free Interest Rate	4.53%	—	4.21%
Expected Annual Dividend Yield	2.01%	—	0.38%
Weighted Average Fair Value	$15.61	—	$9.00

A summary of option activity under the Plan as of December 31, 2007, and changes during the year then ended is presented below:

Options	Shares	Weighted-Average Exercise Price (1)	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)
Balance at December 31, 2006	335,397	$15.76
Granted	187,235	12.03
Forfeited	(12,000)	23.84
Expired	(292)	12.61
Exercised	(178,472)	13.15
Balance at December 31, 2007	331,868	$14.77	3.4	$4,973
Total Exercisable at December 31, 2007	320,368	$14.45	3.4	$4,901

(1)
All share options granted by the Company during the current year were related to the acquisitions of Mt. Rainier and Town Center.  Share options outstanding under both Mt. Rainier’s and Town Center’s share option plans at the acquisition date were exchanged for the option to buy Company shares in accordance with the provisions of the acquisition.  As a result, exercise prices of the exchanged share options do not equal the market price of the Company’s stock at the date of grant.

The weighted average grant-date fair value of options granted during the years 2007, 2006 and 2005 was $15.61, $0.00 and $9.00, respectively. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006, and 2005 was $3.3 million, $2.7 million, and $3.6 million, respectively.

As of December 31, 2007, outstanding stock options consist of the following:

Ranges of Exercise Prices	Number of Option Shares	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price of Option Shares	Number of Exercisable Option Shares	Weighted-Average Exercise Price of Exercisable Option Shares
$3.09 – 6.17	27,740	2.6	$4.76	27,740	$4.76
6.18 – 9.25	4,970	5.1	6.58	4,970	6.58
9.26 – 12.34	119,584	1.7	11.14	119,584	11.14
12.35 – 15.43	67,171	3.9	13.76	67,171	13.76
15.44 – 18.51	21,418	5.2	17.64	21,418	17.64
18.52 – 21.60	33,034	5.3	19.41	33,034	19.41
21.61 – 24.68	20,970	4.0	22.81	9,470	21.92
24.69 – 27.77	31,310	4.9	25.77	31,310	25.77
27.78 – 30.86	5,671	9.1	30.86	5,671	30.86
	331,868	3.4 years	$14.77	320,368	$14.45

It is the Company’s policy to issue new shares for share option exercises and share awards. The Company expenses awards of share options and shares on a straight-line basis over the related vesting term of the award. For the 12 months ended December 31, 2007, the Company recognized pre-tax compensation expense related to share options and shares of $161,000 and $813,000, respectively.  For the 12 months ended December 31, 2006, the Company recognized pre-tax compensation expense related to share options and shares of $226,000 and $567,000, respectively.  The following table illustrates the effect on net income and earnings per share if the fair value based method established in SFAS 123R had been applied to all outstanding and unvested awards prior to the adoption SFAS 123R.

Year Ended December 31, 2005
(in thousands except per share)
Net income attributable to common stock:
As reported	$29,631
Add: Restricted share compensation expense included in reported net income, net of related tax effects	193
Deduct: Total share-based employee compensation expense, including restricted share and share options, determined under fair value method, net of related tax effects	(873)
Pro forma	$28,951
Net income per common share:
Basic:
As reported	$1.89
Pro forma	1.84
Diluted:
As reported	$1.87
Pro forma	1.82

14.	Regulatory Capital Requirements

The Company (on a consolidated basis) and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company and its subsidiaries’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiaries to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets (as defined in the regulations) and of Tier 1 capital to average assets (as defined in the regulations). Management believes, as of December 31, 2007 and 2006, that the Company, Columbia Bank and Astoria met all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized Columbia Bank and Astoria as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk- based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed Columbia Bank’s or Astoria’s category. The Company and its banking subsidiaries’ actual capital amounts and ratios as of December 31, 2007 and 2006, are also presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2007:
Total Capital (to risk-weighted assets):
The Company	$285,606	10.90%	$209,618	8.0%	N/A	N/A
Columbia Bank	$257,753	10.49%	$196,532	8.0%	$245,665	10.0%
Astoria	$20,214	12.61%	$12,825	8.0%	$16,031	10.0%
Tier 1 Capital (to risk-weighted assets):
The Company	$258,658	9.87%	$104,809	4.0%	N/A	N/A
Columbia Bank	$232,707	9.47%	$98,266	4.0%	$147,399	6.0%
Astoria	$18,312	11.42%	$6,412	4.0%	$9,619	6.0%
Tier 1 Capital (to average assets):
The Company	$258,658	8.54%	$121,122	4.0%	N/A	N/A
Columbia Bank	$232,707	8.23%	$113,056	4.0%	$141,320	5.0%
Astoria	$18,312	9.50%	$7,706	4.0%	$9,633	5.0%
As of December 31, 2006:
Total Capital (to risk-weighted assets):
The Company	$265,654	13.23%	$160,665	8.0%	N/A	N/A
Columbia Bank	$231,969	12.50%	$148,432	8.0%	$185,540	10.0%
Astoria	$18,047	11.98%	$12,052	8.0%	$15,066	10.0%
Tier 1 Capital (to risk-weighted assets):
The Company	$245,133	12.21%	$80,332	4.0%	N/A	N/A
Columbia Bank	$213,034	11.48%	$74,216	4.0%	$111,324	6.0%
Astoria	$16,461	10.93%	$6,026	4.0%	$9,039	6.0%
Tier 1 Capital (to average assets):
The Company	$245,133	9.86%	$99,407	4.0%	N/A	N/A
Columbia Bank	$213,034	9.32%	$91,428	4.0%	$114,285	5.0%
Astoria	$16,461	8.48%	$7,768	4.0%	$9,710	5.0%

15.	Employee Benefit Plans

The Company maintains defined contribution and profit sharing plans in conformity with the provisions of section 401(k) of the Internal Revenue Code at Columbia Bank and Astoria. The Columbia Bank 401(k) and Profit Sharing Plan (the “401(k) Plan”), permits eligible Columbia Bank employees, those who are at least 18 years of age and have completed six months of service, to contribute up to 75% of their eligible compensation to the 401(k) Plan. On a per pay period basis the Company is required to match 50% of employee contributions up to 3% of each employee’s eligible compensation. The Astoria 401(k) Plan permits eligible employees, those who are at least 18 years of age and have completed six months of service, to contribute a portion of their salary to the 401(k) Plan. The Company is required to match 50% of employee contributions up to 5% of each employee’s eligible compensation. Additionally, as determined annually by the Board of Directors of the Company, the 401(k) Plan provides for a non-matchingdiscretionary profit sharing contribution. The Company contributed $811,000 during 2007, $867,000 during 2006, and $800,000 during 2005, in matching funds to the 401(k) Plan. The Company’s discretionary profit sharing contributions were $1.6 million during 2007 and $1.2 million during 2006 and 2005.

The Company maintains an “Employee Stock Purchase Plan” (the “ESP Plan”) in which substantially all employees of the Company are eligible to participate. The ESP Plan provides participants the opportunity to purchase common stock of the Company at a discounted price. Under the ESP Plan, participants can purchase common stock of the Company for 90% of the lowest price within a six month look-back period. The look-back periods are January 1st through June 30th and July 1st through December 31st of each calendar year. The 10% discount is recognized by the Company as compensation expense and does not have a material impact on net income or earnings per share. Participants of the ESP Plan purchased 21,633 shares for $634,000 in 2007, 18,952 shares for $542,000 in 2006 and 22,031 shares for $486,000 in 2005. At December 31, 2007 there were 66,320 shares available for purchase under the ESP plan.

The Company maintains a supplemental executive retirement plan (the “SERP”), a nonqualified deferred compensation plan that provides retirement benefits to certain highly compensated executives. The SERP is unsecured and unfunded and there are no program assets. Associated with the SERP benefit is a death benefit for each participant’s beneficiary. Beneficiaries are entitled to a split dollar share of proceeds from life insurance policies purchased by the Company. The SERP projected benefit obligation, which represents the vested net present value of future payments to individuals under the plan is accrued over the estimated remaining term of employment of the participants and has been determined by an independent actuarial firm using Income Tax Regulation 1.72-9, “Table 1 Ordinary Life Annuities,” for the mortality assumptions and a discount rate of 5.75% in 2007 and 2006. Additional assumptions and features of the plan are a normal retirement age of 65 and a 2% annual cost of living benefit adjustment. The projected benefit obligation is included in other liabilities on the Consolidated Balance Sheets.

The following table reconciles the accumulated liability for the projected benefit obligation:

	December 31,
	2007	2006
	(in thousands)
Balance at beginning of year	$4,182	$3,285
Benefit expense	828	1,005
Established through acquisitions	3,203	—
Benefit payments	(301)	(108)
Balance at end of year	$7,912	$4,182

The benefits expected to be paid in conjunction with the SERP are presented in the following table:

Years Ending December 31,	(in thousands)
2008	$289
2009	332
2010	456
2011	463
2012	529
2013 through 2017	3,577
Total	$5,646

16.	Commitments and Contingent Liabilities

Lease Commitments: The Company leases locations as well as equipment under various non-cancelable operating leases that expire between 2008 and 2045. The majority of the leases contain renewal options and provisions for increases in rental rates based on an agreed upon index or predetermined escalation schedule. As of December 31, 2007, minimum future rental payments, exclusive of taxes and other charges, of these leases were:

Years Ending December 31,	(in thousands)
2008	$3,575
2009	3,338
2010	3,180
2011	3,070
2012	2,883
Thereafter	11,698
Total minimum payments	$27,744

Total rental expense on buildings and equipment was $3.7 million, $3.5 million, and $3.7 million, for the years ended December 31, 2007, 2006, and 2005, respectively.

On September 30, 2004, the Company sold its Broadway and Longview locations. The Company maintains a substantial continuing involvement in the locations through various noncancellable operating leases that do not contain renewal options. The resulting gain on sale of $1.3 million was deferred using the financing method in accordance with SFAS No. 13, “Accounting for Leases” and is being amortized over the life of the respective leases. At December 31, 2007 and 2006, the deferred gain was $565,000 and $784,000, respectively, and is included in “other liabilities” on the Consolidated Balance Sheets.

Financial Instruments with Off-Balance Sheet Risk: In the normal course of business, the Company makes loan commitments (unfunded loans and unused lines of credit) and issues standby letters of credit to accommodate the financial needs of its customers.

Standby letters of credit commit the Company to make payments on behalf of customers under specified conditions. Historically, no significant losses have been incurred by the Company under standby letters of credit. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company’s normal credit policies, including collateral requirements, where appropriate. At December 31, 2007 and 2006, the Company’s loan commitments amounted to $857.6 million and $743.5 million, respectively. Standby letters of credit were $33.6 million and $20.8 million at December 31, 2007 and 2006, respectively. In addition, commitments under commercial letters of credit used to facilitate customers’ trade transactions amounted to $1.1 million and $517,000 at December 31, 2007 and 2006, respectively.

Legal Proceedings: The Company and its subsidiaries are from time to time defendants in and are threatened with various legal proceedings arising from their regular business activities. Management, after consulting with legal counsel, is of the opinion that the ultimate liability, if any, resulting from these pending or threatened actions and proceedings will not have a material effect on the financial position or results of operations of the Company.

On October 3, 2007, Visa completed a restructuring and issued shares of Visa Inc. common stock to its financial institution members in contemplation of its initial public offering (“IPO”) presently scheduled to occur in 2008.  After the restructuring, member financial institutions became guarantors of Visa’s litigation liabilities based upon their proportionate share of the membership base.  On November 7, 2007, Visa announced that it had reached a settlement in the amount of $2.07 billion to resolve certain restraint of trade litigation brought by

American Express. For the 4th quarter 2007, Columbia recognized a pre-tax charge of approximately $1.8 million, or $0.06 per diluted common share, related to the American Express settlement and the remaining unsettled Discover, Interchange, and Attridge litigation. Of this $1.8 million, $612,000 is the Company's proportionate share of the American Express settlement and $1.16 million is the Company's estimate of the fair value of potential losses related to the remaining unsettled litigation in accordance with FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34.  The $1.8 million charge is included in “Legal and professional services” on the Consolidated Statements of Income.  At this time the Company will not reflect any value for its membership interest in Visa as a result of the restructuring. However, if the anticipated IPO is completed, it is expected that Visa will fund an escrow account with a portion of the proceeds.  The escrow account will be for the settlement of Visa’s liabilities associated with restraint of trade actions brought against them.  The fair value of the Company's proportionate Visa interest will be realized, based upon the value of shares utilized to establish the escrow account (limited to the amount of the obligation recorded) and shares redeemed for cash. The Company anticipates that its proportionate share of the Visa IPO proceeds will more than offset its liabilities related to Visa’s litigation matters.

17.           Fair Value of Financial Instruments

The following table summarizes carrying amounts and estimated fair values of selected financial instruments as well as assumptions used by the Company in estimating fair value:

		December 31,
		2007		2006
	Assumptions Used in Estimating Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(in thousands)
Assets
Cash and due from banks	Approximately equal to carrying value	$82,735	$82,735	$76,365	$76,365
Interest-earning deposits with banks	Approximately equal to carrying value	11,240	11,240	13,979	13,979
Federal funds sold	Approximately equal to carrying value	—	—	14,000	14,000
Securities available for sale	Quoted market prices	561,366	561,366	592,858	592,858
Securities held to maturity	Quoted market prices	—	—	1,822	1,871
Loans held for sale	Discounted expected future cash flows	4,482	4,482	933	933
Loans	Discounted expected future cash flows, net of allowance for loan losses	2,256,129	2,275,949	1,688,780	1,680,658
Liabilities
Deposits	Fixed-rate certificates of deposit: Discounted expected future cash flows All other deposits: Approximately equal to carrying value	$2,498,061	$2,499,331	$2,023,351	$2,018,573
FHLB advances	Discounted expected future cash flows	257,670	257,535	205,800	205,800
Repurchase agreements	Discounted expected future cash flows	—	—	20,000	20,000
Other borrowings	Discounted expected future cash flows	5,061	5,061	198	198
Long-term obligations	Discounted expected future cash flows	25,519	25,519	22,378	22,378

Off-Balance-Sheet Financial Instruments: The fair value of commitments, guarantees, and letters of credit at December 31, 2007 and 2006, approximates the recorded amounts of the related fees, which are not material. The fair value is estimated based upon fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate commitments, the fair value estimation takes into consideration an interest rate risk factor. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements.

18.	Derivatives and Hedging Activities

Hedging Activities: Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.  As required by SFAS 133, the Company records all derivatives on the balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation.  Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges.  Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.  To qualify for hedge accounting, the Company must comply with the detailed rules and strict documentation requirements at the inception of the hedge, and hedge effectiveness is assessed at inception and periodically throughout the life of each hedging relationship.

The Company’s objective in using derivatives is to add stability to interest income and to manage its exposure to changes in interest rates.  To accomplish this objective, the Company used three interest rate floors to protect against movements in interest rates below the floors’ strike rates.  Subsequent to December 31, 2007, the Company terminated the floors and received $8,100,000 at termination on January 7, 2008.  The interest rate floors had notional amounts of $70,000,000, $65,000,000, and $65,000,000, with strike rates of 7.75%, 7.50%, and 7.25%, respectively, and an original maturity date of April 4, 2011.  During 2007 and 2006, the floors were used to hedge the variable cash flows associated with existing variable-rate loan assets that are based on the prime rate (Prime).  For accounting purposes, the floors were designated as cash flow hedges of the overall changes in cash flows on the first Prime-based interest payments received by the Company each calendar month during the term of the hedge that, in aggregate for each period, were interest payments on principal from specified portfolios equal to the notional amount of the floors.

Prior to the termination of the floors, the Company used the “Hypothetical Derivative Method” described in Statement 133 Implementation Issue No. G20, “Cash Flow Hedges: Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge,” for quarterly prospective and retrospective assessments of hedge effectiveness, as well as for measurements of hedge ineffectiveness.  The effective portion of changes in the fair value of the floors are initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings (“interest income on loans” for the hedging relationships described above) when the hedged transactions affect earnings.  Ineffectiveness resulting from the hedge, if any, is recorded as a gain or loss in the consolidated statements of income as part of noninterest income.  The Company also monitored the risk of counterparty default on an ongoing basis.

Prepayments in hedged loan portfolios were treated in a manner consistent with the guidance in Statement 133 Implementation Issue No. G25, “Cash Flow Hedges: Using the First-Payments-Received Technique in Hedging the Variable Interest Payments on a Group of Non-Benchmark-Rate-Based Loans,” which allows the designated forecasted transactions to be the variable Prime-rate-based interest payments on a rolling portfolio of prepayable interest-bearing loans using the first-payments-received technique, thereby allowing interest payments from loans that prepay to be replaced with interest payments from new loan originations.

At December 31, 2007 and 2006, the interest rate floors designated as cash flow hedges had a fair value of $6.9 million and $2.5 million, respectively, which was included in other assets.  For the years ended December 31, 2007, and 2006, the change in net unrealized gains on cash flow hedges, net of tax, reported in the consolidated statements of changes in shareholders’ equity was $2.9 million and $361,000, respectively.  Amounts reported in accumulated other comprehensive income related to the terminated interest rate floors will be reclassified to interest income when the originally hedged forecasted transactions (interest payments on variable-rate loans) affect earnings.  For the years ended December 31, 2007, and 2006, the change in net unrealized gains on the cash flow hedges reflects a reclassification of $78,000 and $1,000 respectively, of net unrealized losses from accumulated other comprehensive income as a reduction to interest income.  For the year ended December 31, 2008, the Company estimates that $1.7 million of deferred gains will be reclassified from accumulated other comprehensive income into interest income.

No hedge ineffectiveness from the hedging relationship was recognized during the years ended December 31, 2007 and 2006.  During the year ended December 31, 2006, the Company recognized a pre-tax, net loss of $1.2 million due to the change in fair value of the floors from the inception date (April 3, 2006) to the date the floors were formally designated in cash flow hedging relationships (July 26, 2006).  The loss was included in other noninterest expense in the consolidated statements of income.

Customer Derivatives: During 2007, the Company entered into several commercial loan interest rate swaps in order to provide commercial loan clients the ability to swap from variable to fixed interest rates.  Under these agreements, the Company enters into a variable-rate loan agreement with a client in addition to a swap agreement.  This swap agreement effectively swaps the client’s variable rate loan into a fixed rate.  The Company then enters into a corresponding swap agreement with a third party in order to offset its exposure on the variable and fixed components of the customer agreement.  At December 31, 2007, the notional amount of such arrangements was $38.3 million and investment securities with a fair value of $2.4 million were pledged as collateral to the third party.  As the interest rate swaps with the clients and third parties are not designated as hedges under SFAS 133, the instruments are marked to market in earnings; however, as the interest rate swaps are structured to offset each other, changes in market values have no earnings impact.

19.	Business Segment Information

The Company is managed along two major lines of business within the Columbia Bank banking subsidiary: commercial banking and retail banking. The treasury function of the Company, included in the “Other” category, although not considered a line of business, is responsible for the management of investments and interest rate risk. The Bank of Astoria banking subsidiary operated as a stand-alone segment of the Company. On April 1, 2008, the Bank of Astoria banking subsidiary was merged into the Columbia Bank banking subsidiary.  This change in internal organizational structure also changed the composition of the Company’s reportable segments.  Accordingly, segment results for the Bank of Astoria are now included in the Retail Banking segment.  Prior period segment reporting has been restated to reflect this change.

The Company generates segment results that include balances directly attributable to business line activities. The financial results of each segment are derived from the Company’s general ledger system. Overhead, including sales and back office support functions and other indirect expenses are not allocated to the major lines of business. Since the Company is not specifically organized around lines of business, most reportable segments comprise more than one operating activity.

The principal activities conducted by commercial banking are the origination of commercial business loans, private banking services and real estate lending. Retail banking includes all deposit products, with their related fee income, and all consumer loan products as well as commercial loan products offered in the Company’s branch offices.

The organizational structure of the Company and its business line financial results are not necessarily comparable with information from other financial institutions. Financial highlights by lines of business are as follows:

	Year Ended December 31, 2007
	Commercial Banking	Retail Banking	Other	Total
	(in thousands)
Net interest income	$30,062	$82,306	$(3,548)	$108,820
Provision for loan and lease losses			(3,605)	(3,605)
Net interest income after provision for loan and lease losses	30,062	82,306	(7,153)	105,215
Noninterest income	3,192	8,571	15,985	27,748
Noninterest expense	(11,582)	(28,181)	(49,066)	(88,829)
Net income (loss) before taxes	21,672	62,696	(40,234)	44,134
Income taxes				(11,753)
Net income				$32,381
Total assets	$1,474,678	$1,068,282	$635,753	$3,178,713

	Year Ended December 31, 2006
	Commercial Banking	Retail Banking	Other	Total
	(in thousands)
Net interest income	$22,870	$79,366	$(4,473)	$97,763
Provision for loan and lease losses			(2,065)	(2,065)
Net interest income after provision for loan and lease losses	22,870	79,366	(6,538)	95,698
Noninterest income	2,076	7,700	14,896	24,672
Noninterest expense	(10,197)	(25,642)	(40,295)	(76,134)
Net income (loss) before taxes	14,749	61,424	(31,937)	44,236
Income taxes				(12,133)
Net income				$32,103
Total assets	$1,204,269	$682,029	$666,833	$2,553,131

	Year Ended December 31, 2005
	Commercial Banking	Retail Banking	Other	Total
	(in thousands)
Net interest income	$26,823	$63,282	$807	$90,912
Provision for loan and lease losses			(1,520)	(1,520)
Net interest income after provision for loan and lease losses	26,823	63,282	(713)	89,392
Noninterest income	2,561	7,516	14,709	24,786
Noninterest expense	(9,391)	(23,975)	(39,489)	(72,855)
Net income (loss) before taxes	19,993	46,823	(25,493)	41,323
Income taxes				(11,692)
Net income				$29,631
Total assets	$1,024,969	$720,475	$631,878	$2,377,322

20.	Parent Company Financial Information

Condensed Statements of Operations—Parent Company Only

	Years Ended December 31,
	2007	2006	2005
	(in thousands)
Income
Dividend from bank subsidiary	$4,475	$17,200	$6,000
Interest on loans	—	—	1
Interest on securities available for sale	—	53	120
Interest-earning deposits:
Unrelated banks	590	435	2
Other interest income	—	—	48
Other income	64	79	—
Total Income	5,129	17,767	6,171
Expense
Compensation and employee benefits	451	436	402
Long-term obligations	2,177	1,992	1,712
Other expense	948	889	814
Total Expenses	3,576	3,317	2,928
Income before income tax benefit and equity in undistributed net income of subsidiaries	1,553	14,450	3,243
Income tax benefit	(1,031)	(1,070)	(953)
Income before equity in undistributed net income of subsidiaries	2,584	15,520	4,196
Equity in undistributed net income of subsidiaries	29,797	16,583	25,435
Net Income	$32,381	$32,103	$29,631

Condensed Balance Sheets—Parent Company Only

	December 31,
	2007	2006
	(in thousands)
Assets
Cash and due from subsidiary bank	$1,663	$3,631
Interest-earning deposits with unrelated banks	9,286	11,719
Total cash and cash equivalents	10,949	15,350
Investment in banking subsidiaries	359,858	259,384
Other assets	2,337	130
Total Assets	$373,144	$274,864
Liabilities and Shareholders’ Equity
Long-term subordinated debt	$25,519	$22,378
Other borrowings	5,000	—
Other liabilities	894	139
Total liabilities	31,413	22,517
Shareholders’ equity	341,731	252,347
Total Liabilities and Shareholders’ Equity	$373,144	$274,864

Condensed Statements of Cash Flows—Parent Company Only

	Years Ended December 31,
	2007	2006	2005
	(in thousands)
Operating Activities
Net income	$32,381	$32,103	$29,631
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(29,797)	(16,583)	(25,435)
Tax benefit associated with stock options	—	—	775
Excess tax benefit from stock-based compensation	(71)	(117)	—
Stock-based compensation expense	94	185	297
Net changes in other assets and liabilities	952	1,364	(67)
Net cash provided by operating activities	3,559	16,952	5,201
Investing Activities
Proceeds from maturities of securities available for sale	—	5,000	—
Loan principal collected	—	—	76
Acquisition of subsidiaries	(2,497)	—	—
Net cash provided by (used in) investing activities	(2,497)	5,000	76
Financing Activities
Net increase (decrease) in short-term borrowings	5,000	(2,500)	—
Cash dividends paid	(11,249)	(9,117)	(6,132)
Proceeds from issuance of common stock, net	2,836	2,090	2,208
Excess tax benefit from stock-based compensation	71	117	—
Purchase and retirement of common stock	(2,121)	—	—
Other, net	—	66	66
Net cash used in financing activities	(5,463)	(9,344)	(3,858)
Increase (decrease) in cash and cash equivalents	(4,401)	12,608	1,419
Cash and cash equivalents at beginning of year	15,350	2,742	1,323
Cash and cash equivalents at end of year	$10,949	$15,350	$2,742
Supplemental Non-Cash Investing & Financing Activities
Issuance of stock in acquisitions	$57,119	$—	$—

21.	Summary Of Quarterly Financial Information (Unaudited)

Quarterly financial information for the years ended December 31, 2007 and 2006 is summarized as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year Ended December 31,
	(in thousands, except per share amounts)
2007
Total interest income	$41,146	$43,255	$49,378	$50,438	$184,217
Total interest expense	16,443	17,560	20,518	20,876	75,397
Net interest income	24,703	25,695	28,860	29,562	108,820
Provision for loan and lease losses	638	329	1,231	1,407	3,605
Noninterest income	6,177	6,741	7,631	7,199	27,748
Noninterest expense	20,402	20,266	22,425	25,736	88,829
Income before income tax	9,840	11,841	12,835	9,618	44,134
Provision for income tax	2,557	3,297	3,579	2,320	11,753
Net income	$7,283	$8,544	$9,256	$7,298	$32,381
Net income per common share:
Basic	$0.45	$0.53	$0.53	$0.41	$1.93
Diluted	$0.45	$0.53	$0.53	$0.41	$1.91
2006
Total interest income	$35,069	$37,410	$39,166	$40,030	$151,675
Total interest expense	10,763	13,108	14,761	15,280	53,912
Net interest income	24,306	24,302	24,405	24,750	97,763
Provision for loan and lease losses	215	250	650	950	2,065
Noninterest income	5,973	6,267	6,108	6,324	24,672
Noninterest expense	18,340	21,136	18,098	18,560	76,134
Income before income tax	11,724	9,183	11,765	11,564	44,236
Provision for income tax	3,536	1,944	3,430	3,223	12,133
Net income	$8,188	$7,239	$8,335	$8,341	$32,103
Net income per common share:
Basic	$0.52	$0.45	$0.52	$0.52	$2.01
Diluted	$0.51	$0.45	$0.52	$0.52	$1.99